Exhibit 3.1

Amended By-Law of Brinker International, Inc.

ARTICLE II

MEEITNGS OF SHAREHOLDERS

Section 2. Annual Meetings. Annual meetings of shareholders, shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, including the first week of November of each fiscal year, at which meeting the shareholders shall elect the Board of Directors and transact such other business as may be properly brought before the meeting in accordance with these Bylaws.

When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for or against, the matter shall decide any matter brought before such meeting, other than the election of Directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote, and shall be the act of the shareholders, unless otherwise provided by the Certificate of Incorporation, these Bylaws or by resolution of the Board of Directors.

Unless otherwise provided in the Certificate of Incorporation or these Bylaws, directors of the Corporation in a contested election (i.e., where the number of nominees for director exceeds the number of directors to be elected) shall be elected by a plurality of the votes cast by the holders of shares present and entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present.  However, in an uncontested election (i.e., where the number of nominees for director is the same as the number of directors to be elected), directors shall be elected by a majority of the votes cast by the holders of shares present and entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present.  In the event that a nominee for re-election as a director fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested such director must, promptly following certification of the shareholder vote, tender his or her resignation to the Board of Directors.  The Governance and Nominating Committee of the Board of Directors, or such other group of independent members of the Board of Directors as is determined by the entire Board of Directors (excluding the director who tendered the resignation) will evaluate any such resignation in light of the best interests of the Corporation and its shareholders and will make a recommendation to the entire Board of Directors as to whether to accept or reject the resignation, or whether other action should be taken.  In reaching its decision, the Board of Directors may consider any factors it deems relevant, including the director's qualifications, the director's past and expected future contributions to the Corporation, the overall composition of the Board of Directors and whether accepting the tendered resignation would cause the Corporation to fail to meet any applicable law, rule or regulation (including the listing requirements of any securities exchange).  The Board of Directors shall complete this process within 90 days after the certification of the shareholder vote and shall report its decision to the shareholders in the Corporation's filing following such Board decision.